Exhibit 99.1

Global Brass and Copper Holdings, Inc. Announces Organizational Changes

Schaumburg, IL., November 15, 2018 Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) announces that Greg Keown has been promoted to the role of President of A.J. Oster effective December 3, 2018. Mr. Keown currently serves as the Vice President of Marketing and International for Olin Brass and replaces Bill Toler, who had been acting as interim President of A.J. Oster in combination with his current role as Executive Vice President, Strategic Planning and Development, of Global Brass and Copper.
Mr. Keown brings over 15 years of metals industry experience, having served the last six years in a variety of leadership positions within Olin Brass. Prior to joining Olin Brass, Mr. Keown served for over a decade in various roles at Aleris Corporation, most recently as Director of Marketing for Rolled Products North America.
John Wasz, GBC's President and Chief Executive Officer, commented, “I am very pleased to announce Greg’s appointment as President of A.J. Oster. Greg has distinguished himself as an astute business leader and has been a driving force behind many aspects of executing our asset management philosophy and generating profitable growth at Olin Brass.”
Mr. Wasz concluded, “I am confident that Greg’s leadership along with the focused improvement efforts from the experienced management team and employees of A.J. Oster will result in continued profitable growth and deliver unique value for our customers. I would also like to thank Bill Toler for his service as interim President of A.J. Oster over the last several months.”
About Global Brass and Copper
Global Brass and Copper Holdings, Inc. is a leading, value-added converter, fabricator, processor, and distributor of specialized non-ferrous products in North America. We engage in metal melting and casting, rolling, drawing, extruding, welding, stamping, and coating to fabricate finished and semi-finished alloy products from processed scrap, virgin metals, and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube, painted and fabricated metal component products. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment, and general consumer markets.

CONTACT:	Christopher J. Kodosky
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

Mark Barbalato
FTI Consulting
(212) 850-5707

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